Exhibit 10.17

ADVANCED CONTAINER TECHNOLOGIES, INC.

1620 Commerce Street

Corona, CA 92878

Daniel Salinas

4415 West Detroit Place

Broken Arrow, OK 74012

Re: Employment

Dear Daniel:

This letter agreement sets forth the terms of your employment with Advanced Container Technologies, Inc, a California (the “Company”). You began your employment with the Company on April 1, 2021 (your “Start Date”). Your continued employment by the Company shall be governed by the following terms and conditions (this “Agreement”), and the Company and you agree that this letter agreement sets forth the terms on which you were employed before the date hereof.

1. Duties and Scope of Employment.

(a) Position. For the term of your employment (your “Employment”), the Company agrees to employ you in the position of President of the Company. You will be responsible for the business and affairs of the Company, subject to the supervision of the Company’s board of directors (the “Board”).

(b) Obligations to the Company. While you are employed by the Company, you agree that you will not engage in any other employment, consulting, or other business activity except as authorized by the Board, and you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. As an employee, you will also be expected to comply with the Company’s policies and procedures.

(c) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are materially inconsistent with your obligations under this letter agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest, and your Employment will not infringe or violate the rights of any other person.

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay you as compensation for your services a base salary at a gross annual rate of $2,600.00 per month. Such salary shall be payable in accordance with the Company’s standard payroll procedures.

(b) Bonus. You may receive a bonus at the discretion of the Board.

3. Vacation/PTO, Employee Benefits and Other Incentive Compensation. During your Employment, you shall be eligible to accrue paid vacation / paid time off in accordance with the Company’s vacation / paid time off policy, as it may be amended from time to time, and at the rate equal to other similarly situated executives of the Company or its parent, Advanced Container Technologies, Inc, a Florida corporation (the “Parent”). During your Employment, you shall be eligible to participate in the employee benefit and incentive compensation plans maintained by the Company and the Parent and generally available to similarly situated employees of the Company and the Parent (a “Plan”), subject in each case to the generally applicable terms and conditions of the Plan in question and the determinations of any person or committee administering such Plan.

4. Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Termination.

(a) Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, and with or without Cause (as that term is defined below). Any contrary representations that may have been made to you shall be superseded by this letter agreement. This letter agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b) Rights Upon Termination. Except as expressly provided in Sections 6 and 9(b), (c) and (d), upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this letter agreement for the period preceding the effective date of the termination.

6. Termination Benefits.

(c) General Release. Any other provision of this letter agreement notwithstanding, subsections (b) and (c) below shall not apply unless and until (i) you have executed a full and complete general release of all claims substantially in the form attached hereto as Exhibit A within twenty-one (21) days of your termination (and you do not revoke such general release in accordance with its terms) and (ii) you have returned all Company property (including, without limitation, any property capable of containing the Company’s confidential trade secret or proprietary information) within twenty-one (21) days of your termination.

(d) Termination Payment. If the Company terminates your Employment for any reason, other than for Cause, as that term is defined below, you will receive (i) one month’s salary in the event that your Employment is terminated by reason of Involuntary Termination, as that term is defined below and (ii) six month’s salary in the event that your Employment is terminated by reason of Disability, unless you are entitled to a greater amount under the employment policies of the Company.

(e) Vesting Acceleration. If the Company terminates your Employment for any reason, other than for Cause, as that term is defined below, you shall be eligible to vest benefits under any Plan in accordance with the provisions of such Plan or as may be agreed between you and the Company.

(f) Definition of “Cause”. For all purposes under this letter agreement, “Cause” shall mean a determination by the Board or the board of directors of the Parent that any of the following have occurred:

(i) you committed an act of material dishonesty in connection with your responsibilities as an employee;

(ii) you failed to comply with the material terms of any written Company policy or rule as they may be in effect from time to time during your employment and such failure is materially and demonstrably injurious to the Company;

(iii) you breached any material term of this letter agreement, of the Confidential Information and Invention Assignment Agreement between you and the Company, or any of other written agreement between you and the Company and such breach is materially and demonstrably injurious to the Company;

(iv) you were convicted of, or entered a plea of guilty or nolo contendere to, a felony or crime of moral turpitude; or

(v) you engaged in gross misconduct or gross neglect of your duties.

The cessation of your Employment shall not be deemed to be for Cause unless and until you are sent a written notice of the ground for the termination for “Cause” by the Board or the board of directors of the Parent stating that, in its good faith judgment, you have committed one or more of the acts described above, and specifying the particulars thereof in reasonable detail.

(g) Definition of “Involuntary Termination”. For purposes of this letter agreement, “Involuntary Termination” shall mean the termination of your Employment with the Company by reason of voluntary resignation after the occurrence of one of the following conditions without your prior written consent: (A) a material diminution in your base salary or (B) any action or inaction of the Company that constitutes a material breach of the terms of this letter agreement, provided that, within 90 days of the initial existence of the condition, you elect to terminate your Employment. The parties intend that such termination qualify as an involuntary separation from service trigger under Treasury Regulation Section 1.409A-l(n)(2).

(h) Definition of “Disability”. For all purposes under this letter agreement, “Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation for 60 consecutive days because of your physical or mental impairment.

7. Confidentiality Agreement. Contemporaneously, with your signing this letter agreement, you will sign and deliver the Confidential Information and Invention Assignment Agreement between you and the Company, the form of which is attached hereto as Exhibit B (the “Confidentiality Agreement”).

8. Successors.

(a) Company’s Successors. This letter agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. Any such successor will within a reasonable period of becoming the successor assume in writing and be bound by all of the Company’s obligations under this letter agreement. For all purposes under this letter agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this letter agreement.

(b) Your Successors. This letter agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this letter agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this letter agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this letter agreement have been made or entered into by either party with respect to the subject matter hereof. This letter agreement (including, for the avoidance of doubt, its Exhibits) and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Withholding Taxes. All payments made under this letter agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Choice of Law and Severability. This letter agreement shall be interpreted in accordance with the laws of the State of Oklahoma without giving effect to provisions governing the choice of law. If any provision of this letter agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this letter agreement shall continue in full force and effect. If any provision of this letter agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this letter agreement shall continue in full force and effect without impairment or limitation.

(f) No Assignment. This letter agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this letter agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g) Authority. The Company represents and warrants that (i) the execution of this letter agreement has been duly authorized by the Company, including action of the Board, (ii) the execution, delivery and performance of this letter agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this letter agreement, this letter agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(h) Advice of Counsel. You represent and warrant that you are entering into this letter agreement with the advice of legal counsel of your choosing

(i) Counterparts. This letter agreement may be executed in two or more counterparts; each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) THIS LETTER AGREEMENT SHALL NOT BE CONSTRUED AGAINST EITHER PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

To indicate your acceptance of the mutual promises contained in this letter agreement, please sign and date this letter in the space provided below and return it to me.

Very truly yours,

ADVANCED CONTAINER TECHNOLOGIES, INC.

By:	/s/ Douglas P. Heldoorn
Douglas P. Heldoorn
Authorized Signatory

ACCEPTED AND AGREED:

/s/ Daniel Salinas

Daniel Salinas

Date: March 18, 2022

Exhibit A: Form of General Release

Exhibit B: Confidential Information and Invention Assignment Agreement

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued by Advanced Container Technologies, Inc., a California corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced before or upon or after the date of this Agreement, shall be referred to herein as the “Relationship.”

2. At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, as more fully set forth in the letter agreement between me and the Company, dated March 18, 2022.

3. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business, which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party. I acknowledge and agree that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee or consultant to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

4. Inventions.

(a) Inventions Retained and Licensed. I represent and warrant that I have no inventions, original works of authorship, developments, improvements, and trade secrets that were made by me before the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of my Relationship with the Company (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of Oklahoma.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including all copies thereof) to the Company at the time of termination of my Relationship with the Company as provided for in Section 5.

(d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which by law I am not required so to assign and I will advise the Company promptly in writing of any such inventions. I represent and warrant that I have no such inventions.

(f) Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit I; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

5. Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

6. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

7. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust before commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

8. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS INSTRUMENT SHALL NOT BE CONSTRUED AGAINST THE COMPANY OR ME BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

/s/ Daniel Salinas

Daniel Salinas

Date: March 18, 2022

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Agreement”), dated as of September 1, 2021 (the “Effective Date”), is entered into by and among KST FAMILY TRUST (the “Landlord”), DOUGLAS P. HELDOORN (“DPH”) DPH SUPPLEMENTS, INC., the address of which is 1620 Commerce St, Corona, California 92878 (together with DPH, the “Sublessor”) and MED X TECHNOLOGIES INC., the address of which is 1620 Commerce St, Corona, California 92878 (the “Sublessee”).

WHEREAS, the Landlord is the owner or manager of the real property located at 1620 Commerce St, Corona, California 92880 (the “Premises”); and

WHEREAS, the Landlord has leased the Premises to Sublessor pursuant to a Standard Industrial/Commercial Multi-Tenant Lease-Gross, dated August 27, 2018, by and among the Landlord and Sublessor, the term of which was extended to August 31, 2022, on the terms and conditions set forth in a Lease Extension, dated May 26, 2020 (said Lease, as so extended being (the “Lease”); and

WHEREAS, the Sublessor desires to sublease the Premises to the Sublessee upon the terms and conditions contained in this Agreement; and

WHEREAS, the Sublessor is willing to consent of the Landlord to such sublease,

NOW, THEREFORE, in consideration of all of the mutual promises and covenants set forth herein, the Landlord, the Sublessor and the Sublessee agree as follows:

TERM

The term of this Agreement shall be for a period of 12 months, commencing on September 1, 2021, unless otherwise stipulated herein.

DELAY IN COMMENCEMENT OF SUBLEASE

In the event that the Sublessor is not able to deliver possession of the Premises to the Sublessee on the aforementioned commencement date, the Sublessor shall not be held liable, nor shall such failure affect the validity of this Agreement or obligations hereunder or extend the term thereof, but in such case as a delay in commencement should occur, the Sublessee shall not be obligated to pay any rent until such time as the Sublessee takes possession of the Premises.

In the event that the Sublessor does not deliver possession of said Premises to the Sublessee within sixty (60) days from the aforementioned commencement date, the Sublessee may, at their sole discretion, by way of written notice to the Sublessor, cancel this Agreement, at which time the parties shall be discharged and released from any and all obligations associated with this Agreement.

SECURITY DEPOSIT

The Sublessor acknowledges that has received a security deposit in the amount of $6,000.00 (the “Security Deposit”). The Security Deposit shall be kept in a separate interest bearing escrow account. Should the Sublessee fail to make the monthly rental payment or other charges which may due hereunder, or otherwise is deemed in default of the terms of this Agreement, the Sublessor may use, apply or retain all or any portion of the Security Deposit to correct the default.

In the event that the Sublessor finds it necessary to make use of the Security Deposit to compensate for the missed payment or to correct a balance due default, the Sublessee shall have ten (10) business days, after written demand from the Sublessor, to restore the Security Deposit amount in full. Failure to restore any deficient amount in the Security Deposit within the time frame allocated shall be deemed a material breach of this Agreement.

Upon completion or expiration of this Agreement, and if the Sublessee has performed and satisfied all conditions and obligations hereunder, the Security Deposit, including any accrued interest, shall be returned or refunded to the Sublessee in full within 30 days after Sublessee has vacated the Premises.

MONTHLY LEASE AMOUNT

The Sublessee shall pay to the Sublessor a monthly rental amount of $9,791.00 on the first day of each month for the duration of the lease term. Upon the signing of this Agreement, the Sublessee shall pay to the Sublessor the first month’s rent.

All future monthly payments shall be hand delivered or mailed to the Sublessor at the address set forth in the preamble or to such other person or place as the Sublessor may designate in writing.

UTILITIES, HEATING & A/C

Sublessor shall be responsible for arranging and paying for all utility services required on Premises.

USE OF PREMISES

The Sublessee shall have complete use and control of the Premises for the duration of this Agreement. The Premises shall be used and occupied exclusively by the Sublessee, and no part of the Premises shall be used at any time during the term of this Agreement by the Sublessee for the purpose of carrying on any business, profession, or trade of any kind, or for any purpose other than as a private residential dwelling. The Sublessee shall comply with any and all laws, ordinances, rules and orders of any and all governmental or quasi-governmental authorities affecting the cleanliness, use, occupancy and preservation of the Premises.

The Sublessee shall not keep on the Premises any item of a dangerous, flammable or explosive character that might unreasonably increase the danger of fire or explosion on the Premises or that might be considered hazardous or extra hazardous by any responsible insurance company.

CONDITION OF PREMISES

The Sublessee acknowledges that the Premises are in good repair and in safe and clean condition.

LEAD-BASED PAINT DISCLOSURE

This property was not built before 1978. Housing built before 1978 may contain lead-based paint. Lead paint, paint chips and dust can cause health hazards if not managed properly. Lead exposure is especially harmful to young children and pregnant women. Before renting pre-1978 housing, landlords and lessors must disclose the presence of lead-based paint hazards in the dwelling. Lessees must also receive a federally-approved pamphlet on lead poisoning prevention.

WASTE, NUISANCE OR UNLAWFUL USE

The Sublessee shall not cause or allow waste on the Premises, or maintain or permit to be maintained a nuisance on the Premises, or use or permit the Premises to be used in an unlawful manner.

ATTORNEY’S FEES

If any legal proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees incurred in connection with such arbitration or legal proceeding. The term “prevailing party” shall mean the party that is entitled to recover its costs in the proceeding under applicable law, or the party designated as such by the court.

REDOCORATION OR ALTERATIONS

The Sublessee shall not redecorate or make any alterations to the Premises, in any way, that would constitute the making of alterations, or repaint the walls or woodwork, without first obtaining Sublessor’s written consent to the alterations or redecoration.

BINDING EFFECT

This Agreement shall inure to the benefit of and be binding on the heirs, successors, executors, administrators and assignees of the parties.

GOVERNING LAW

This Agreement shall be governed, construed and interpreted by, through and under the laws of the State of California.

AGE OF MAJORITY

The Sublessee states and warrants that they are of the age of majority, being of the age of 18 or older, and have the legal capacity to enter into this Agreement.

ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the parties, replacing all other written and/or previous agreements.

SEVERABILITY

The parties acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

EFFECT OF TITLE AND HEADINGS

The title of the Agreement and the headings of its Sections are included for convenience and shall not affect the meaning of the Agreement or the Section.

WAIVER

The waiver of any breach or violation of any term or condition hereof shall not affect the validity or enforceability of any other term or condition, nor shall it be deemed a waiver of any subsequent breach or violation of the same term or condition. No waiver of any right or remedy under this Agreement shall be effective unless made in writing and executed by the party so to be charged. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

AMENDMENT

This Agreement may only be changed or supplemented by a written amendment, signed by authorized representatives of each party.

INTERPRETATION

The terms of this Agreement shall be construed in accordance with the meaning of the language used and shall not be construed for or against either party by reason of the authorship of this Agreement or any other rule of construction which might otherwise apply.

COUNTERPARTS

This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

LANDLORD

The Landlord, by signing this Agreement, approves of the Sublessee’s occupancy of the Premises, subject to the terms and conditions set forth herein.

ADDITIONAL SUBLESSEES OR ROOMMATES

In addition to the aforementioned Sublessee, the following listed adult individual(s) shall also be included in this Agreement and shall be equally bound, responsible, and obligated to the terms and conditions of this Agreement:

Frontrunner Communications

EMERGENCY CONTACT INFORMATION

If during the sublease, any issues or problems arise with the Premises, the Sublessee agrees to contact DPH Supplements Inc at the telephone number of 951-640-4056.

IN WITNESS WHEREOF, the parties have signed this Agreement:

LESSOR:

KST FAMILY TRUST

By:	/s/ Sharon Tressen
Name:
Trustee

SUBLESSOR:
DPH SUPPLEMENTS, INC.	/s/ Douglas P. Heldoorn

Douglas P. Heldoorn
By:	/s/ Douglas P. Heldoorn
Douglas P. Heldoorn
P

MED X TECHNOLOGIES INC.

By:	/s/ Jeffory A. Carlson
Jeffory A. Carlson
Authorized Signatory

DISCLOSURE:

PLEASE BE ADVISED THAT LANDLORD/TENANT LAWS IN YOUR LOCATION MAY REQUIRE ADDITIONAL MODIFICATIONS OR ADDITIONS TO BE MADE TO THIS LEASE AGREEMENT FORMSWIFT DOES NOT GUARANTEE COMPLIANCE WITH ALL RELEVANT STATE, COUNTY OR LOCAL LAWS FOR YOUR LOCATION. THEREFORE, BEFORE EXECUTING THIS LEASE AGREEMENT YOU SHOULD MAKE SURE ALL TERMS AND CONDITIONS ARE IN COMPLIANCE WITH APPLICABLE LAWS. IF YOU NEED ADDITIONAL INFORMATION BASED ON THE STATE YOU SELECTED PLEASE REFER TO THE WEBSITES LISTED BELOW. THANK YOU.